Exhibit 99

Contact:

Maneesh K. Arora

Chief Financial Officer, Exact Sciences Corp.

608-284-5720

For Immediate Release

Exact Sciences reports first-quarter 2010 financial results

MADISON, Wis., May 6, 2010 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the first quarter ended March 31, 2010.

Exact reported total revenues of $1.3 million for the first quarter of 2010, compared to total revenues of $1.0 million during the same period of 2009.  First-quarter 2010 total revenues increased due to the quarterly non-cash allocation that resulted from the Genzyme transaction.  Exact reported a net loss of ($2.1) million, or ($0.06) a share, for the first quarter of 2010. The company had a net loss of ($3.8) million, or ($0.13) a share, for the same period of 2009.

Operating expenses for the first quarter of 2010 were $3.4 million, compared to $4.9 million for the same period of 2009.  The decrease in operating expenses was due primarily to one-time expenses incurred during the first quarter of 2009 associated with the Genzyme transaction, and severance and stock option expense related to last year’s management change.  While total operating expenses decreased year-over-year, research and development expense increased during the first quarter of 2010 due to personnel additions and a marked increase in activity compared to the same period of 2009.

Exact ended the first quarter of 2010 with cash, cash equivalents and marketable securities of $22.4 million, compared to $24.3 million at Dec. 31, 2009.  In April 2010, the company completed a common stock offering with net proceeds of $17.6 million.

“During the first quarter, we made solid progress on each of our priorities,” said Kevin T. Conroy, Exact’s president and chief executive. “We are on track with our product development efforts.  We have developed a full panel of DNA biomarkers, which we continue to test and refine.  We also made improvements to the test’s workflow, significantly reducing DNA extraction time.  Our clinical trial preparation is proceeding according to plan.  We have engaged our CRO and our clinical trial team is in place.”

Conference Call & Webcast with PowerPoint Presentation

Company management will host a conference call and webcast on Thursday, May 6, 2010, at 10 a.m. EDT to discuss first-quarter 2010 results. The webcast will include a PowerPoint presentation. The webcast will be available at www.exactsciences.com.  Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332. The access code for both domestic and international callers is 71879924. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Product royalty fees	$12	$7
License fees	1,287	993
	1,299	1,000
Gross profit:
Product royalty fees	6	—
	1,293	1,000

Operating Expenses:
Research and development	1,795	108
General and administrative	1,512	4,768
Sales and marketing	109	—
Restructuring	—	(3)
	3,416	4,873

Loss from operations	(2,123)	(3,873)

Interest income (expense)	(1)	34

Net loss	$(2,124)	$(3,839)

Net loss per share - basic and diluted	$(0.06)	$(0.13)

Weighted average common shares outstanding - basic and diluted	35,607	30,230

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31	December 31,
	2010	2009
Assets
Cash and cash equivalents	$18,171	$21,924
Marketable securities	4,221	2,404
Prepaid expenses and other current assets	606	484
Restricted cash	500	500
Property and equipment, net	589	458
Total assets	$24,087	$25,770

Liabilities and stockholders’ equity
Total current liabilities	$7,410	$6,526
Third party royalty obligation, less current portion	—	988
Long term debt	1,000	1,000
Long term accrued interest	6	1
Deferred license fees, less current portion	10,934	11,161
Total stockholders’ equity	4,737	6,094
Total liabilities and stockholders’ equity	$24,087	$25,770